EXHIBIT (99)


[KENNAMETAL LOGO]                                         NEWS
							  FROM KENNAMETAL INC.
							       P.O. Box 231
							       Latrobe, PA  15650
							       Phone 412-539-4617
							       Michael J. Mussog
							       Manager
							       External Reporting

							  DATE November 2, 1994

						   FOR RELEASE Immediate


KENNAMETAL AND GRAINGER ESTABLISH MARKETING ALLIANCE
- ----------------------------------------------------

LATROBE, PA, November 2, 1994 - Kennametal Inc. (KMT/NYSE) announced today an agreement with W.W. Grainger, Inc. to establish an alliance to market metalcutting tools and accessories and maintenance, repair and operations
(MRO) products. Under this alliance, customers will benefit from our combined expertise in cutting tools and accessories for metalcutting applications and MRO products.

W.W. Grainger, Inc. with 1993 sales of $2.6 billion, is a nationwide distributor of equipment, components and supplies to the commercial, industrial, contractor and institutional markets. GWW shares are traded on the New York and Chicago stock exchanges.